LIMITED POWER OF ATTORNEY

Know all by these present, that the undersigned (the “Filer”) hereby constitutes and appoints each of Lynne Fuller-Andrews and Gerald Clanton, and with full power of substitution, as the Filer’s true and lawful attorney-in-fact to:

(1)
obtain from the U.S. Securities and Exchange Commission (the “SEC”) the codes, numbers and passphrases required to make electronic filings with the SEC (the “Filing Codes”), including to execute, acknowledge and deliver a uniform application for EDGAR access codes (Form ID) and related documentation, and to take any and all other actions deemed by any such attorney-in-fact and agent to be necessary or advisable in order to facilitate the ability of the Filer to make filings with the SEC;
(2)
serve as account administrators to act on the Filer’s behalf to manage the Filer’s EDGAR account as needed or requested by the Filer, including (i) appointing, removing and replacing account administrators, technical administrators, account users, and delegated entities; (ii) securely maintaining information relevant to the ability to access the Filer’s EDGAR account; (iii) maintaining accurate and current information on EDGAR concerning the Filer’s account; (iv) performing the Filer’s annual confirmation on EDGAR pursuant to Rule 10(d)(4) of Regulation S-T only if specifically requested in writing to do so by the Filer; and (v) taking any other actions contemplated by Rule 10 of Regulation S-T;
(3)
execute for and on behalf of the Filer, in connection with the Filer’s beneficial ownership of, or participation in a group with respect to, securities beneficially owned, directly or indirectly, of Sunbelt Rentals Holdings, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the “Company”), forms and documents related specifically to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Exchange Act”);
(4)
do and perform any and all acts for and on behalf of the Filer which may be necessary or desirable to complete and execute any such forms and documents related specifically to Section 13 and Section 16 of the Exchange Act, complete and execute any amendment or amendments thereto, and timely file such form and documents with the SEC and any stock exchange or similar authority; and
(5)
take any other lawful action of any type whatsoever in connection with the foregoing which, in the opinion of any such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the Filer, it being understood that the documents executed by any such attorney-in-fact on behalf of the Filer pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in any such attorney-in-fact’s discretion.

This Limited Power of Attorney shall remain in full force and effect until the Filer is no longer required to make filings under Section 13 and Section 16 of the Exchange Act with respect to the Company’s securities, unless earlier revoked by the Filer in a writing delivered to the foregoing attorneys-in-fact.

The Filer further hereby revokes any and all previously granted Powers of Attorney previously signed thereby relating to the powers granted herein.

This Limited Power of Attorney is executed as of the date set forth below.

Date:	April 29, 2026

/s/ John Washburn
John Washburn